UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2012

WELLS CORE OFFICE INCOME REIT, INC.
(Exact name of registrant specified in its charter)

Maryland	000-54248	26-0500668
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

6200 The Corners Parkway
Norcross, Georgia 30092-3365
(Address of principal executive offices)

Registrant's telephone number, including area code: (770) 449-7800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
The information required by Item 1.01 is included in Item 2.01 below and is incorporated by reference herein.
Item 2.01. Completion of Acquisition or Disposition of Assets

On December 28, 2012, Wells Core Office Income REIT, Inc. (which may be referred to herein as the “Registrant,” “we,” “our” or “us”), through Wells Core REIT - 64 & 66 Perimeter Center, LLC, a wholly owned subsidiary of Wells Core Office Income Operating Partnership, L.P., our operating partnership, acquired a ground leasehold interest in two office buildings containing 583,700 square feet (collectively, the “64 & 66 Perimeter Center Buildings”) for approximately $118.5 million, exclusive of closing costs and purchase price credits of $12.7 million for rental and operating expense reimbursement abatements and $10.5 million for outstanding tenant improvement obligations. The acquisition of the 64 & 66 Perimeter Center Buildings was funded with proceeds from our $200.0 million unsecured revolving credit facility and proceeds raised from our ongoing public offering. The 64 & 66 Perimeter Center Buildings, which are located on approximately 17.4 acres of land in Atlanta, Georgia, consist of a 15-story office tower built in 1985 and an eight-story mid-rise office building built in 1971. The 64 & 66 Perimeter Center Buildings were acquired from RB 64 PCE, LLC and RB 66 PCE, LLC, both Delaware limited liability companies, which are not affiliated with us, Wells Core Office Income REIT Advisory Services, LLC (the “Advisor”), or an affiliate of the Advisor.

Fee simple title to the land upon which the 64 & 66 Perimeter Center Buildings are located is held by the Dunwoody Development Authority (the “Development Authority”), which issued Development Authority Taxable Revenue Bonds (the “Bonds”) totaling $115.0 million in connection with significant building renovations. Certain real property tax abatement benefits are available to us because the fee simple title to the property is held by the Development Authority. The Bonds will mature and the property tax abatement benefits will expire in April 2027. The amount of rent payable under the ground lease (which we owe) and the payments due on the Bonds (to which we are entitled) are approximately the same. We will acquire fee simple title upon exercise of an option to purchase contained in the ground lease. The purchase price will be approximately equal to the amount then due to us under the Bonds. We are not likely to exercise the purchase option until the tax abatement benefits expire.

The 64 & 66 Perimeter Center Buildings, which were recently renovated, are 96% leased to eight tenants and are anchored by State Farm Mutual Automobile Insurance Company (“State Farm”). Once State Farm's phased occupancy, which includes expansion into space currently occupied by existing tenants, is complete in August 2013, State Farm will lease approximately 86% of the 64 & 66 Perimeter Center Buildings. The initial phase of the State Farm lease commenced on December 1, 2012. For approximately 13 months following the commencement of the initial phase and each expansion phase of State Farm's lease, which are expected to occur in January 2013, March 2013 and July 2013, State Farm is entitled to receive a full rental abatement. State Farm provides various insurance and financial services in the United States and Canada. State Farm utilizes the 64 & 66 Perimeter Center Buildings for general office use including, but not limited to, sales and services related to financial and insurance products.

The current aggregate annual base rent of the 64 & 66 Perimeter Center Buildings is approximately $2.3 million. The current weighted-average rental rate of the 64 & 66 Perimeter Center Buildings over the terms of its leases in place for all eight tenants is approximately $14.88 per square foot. Both the current and future average rental rates reflect the impact of the State Farm rental abatement for which we received a purchase price credit. The current weighted-average remaining lease term of the 64 & 66 Perimeter Center Buildings is approximately ten years. State Farm's lease expires in December 2023, but it has the right to extend the term of its lease for three additional five-year renewal periods at 95% of the then-current market rate. State Farm also has an ongoing right of first refusal and first offer to lease additional space available in the 66 Perimeter Center Building at the then-current terms and conditions for the balance of the space leased.

Based on the current condition of the 64 & 66 Perimeter Center Buildings, we do not believe it will be necessary to make significant renovations. Our management believes that the 64 & 66 Perimeter Center Buildings are adequately insured.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 31, 2012, John C. Alexander, III has resigned as a member of our board of directors. Mr. Alexander joined the board of directors in March 2011 and served as a member of the Audit Committee and the Conflicts Committee. Mr. Alexander's decision to resign was not the result of any disagreement with our company.
Item 9.01. Financial Statements and Exhibits
(a)     Financial Statements.
Since it is impracticable to provide the required financial statements for the acquired real property described above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, the Registrant hereby confirms that it intends to file the required financial statements on or before March 18, 2013, by amendment to this Form 8-K.
(b)     Pro Forma Financial Information.

See Paragraph (a) above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS CORE OFFICE INCOME REIT, INC.

Dated: January 3, 2013	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President, Secretary and Treasurer

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